Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-171647) on Form S-8 of our report dated November 17, 2017, except for Note 8 as to which the date is December 12, 2018, related to the financial statement of the 401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc. as of May 31, 2017, appearing in the annual report on Form 11-K of the 401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc. as of May 31, 2018.

/s/ Plante & Moran, PLLC

Chicago, Illinois

December 12, 2018